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                                                                   Exhibit 23.06

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of ML Principal Protection L.P. (formerly ML Principal Protection Plus L.P.) on Form S-1, which also relates to and constitutes Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 declared effective July 14, 1994 (Registration No. 33-73914), of our reports dated January 26, 1996 relating to the consolidated financial statements of ML Principal Protection L.P. and to the balance sheet of Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.), appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche L.L.P.

July 1, 1996
New York, New York